Exhibit 10.3

AMENDMENT TO OPTION AGREEMENT

Amendment (the “Amendment”) to Option Agreement No.              (the “Option Agreement”), dated as of April 9, 2007, by and between              (the “Optionee”) and FermaVir Pharmaceuticals, Inc. (the “Company”).  All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Option Agreement.

W I T N E S S E T H :

WHEREAS, the parties wish to amend the Option Agreement to (i) immediately vest all option grants under the Option Agreement and (ii) change the expiration date of such Options to the earlier of (a) three (3) years after the date on which the Optionee’s service on the Board of Directors of Inhibitex, Inc. terminates and (b) January 31, 2017.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE ONE

AMENDMENT TO OPTION AGREEMENT

SECTION 1.1  Amendment to Option Agreement.  By executing this Agreement, the Company and Optionee hereby agree and acknowledge that Section 1 of the Option Agreement is hereby replaced in its entirety with the following:

“Vesting, Term and Exercise of Option.  Subject to the provisions of this Agreement, this option may be exercised for up to the number of vested Optioned Shares by you or the representative of your estate on or prior to the earlier of (i) three (3) years after the date on which the Optionee’s service on the Board of Directors of Inhibitex, Inc. terminates and (ii) January 31, 2017.  The Optioned Shares shall be vested immediately.”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including delivery by way of facsimile) shall be an original, but all of which shall together constitute one and the same instrument.

SECTION 2.2  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

SECTION 3.3  Effective Date.  This Agreement shall become effective (the “Effective Date”) as of the date of this Agreement.

SECTION 3.4  Effect of Amendment.  From and after the Effective Date, the  Option Agreement and all references to the Option Agreement pursuant to the Option Agreement and the other documents referenced therein shall be deemed to be references to the Option Agreement as modified hereby.  This Agreement is limited as specified and shall not constitute a modification, amendment, acceptance or waiver of any other provision of the Option Agreement or any other document referenced therein or herein.

SECTION 3.5  Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 3.6  Further Assurances.  From and after the date of this Agreement, upon the request of any party hereto, each party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

*              *              *              *              *

IN WITNESSES WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

FERMAVIR PHARMACEUTICALS, INC.

By:
Name:
Title:

:

3